U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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1.   Name and Address of Reporting Person*

    Okay                             Edward                J.
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   (Last)                            (First)              (Middle)

    7150 Elkhorn Drive
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                                    (Street)

    West Palm Beach                  Florida               33411
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   (City)                            (State)                (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)
    10/22/2002
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol
    Reptron Electronics, Inc. (REPT)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

     [ ]  Director                        [X]  10% Owner
     [ ]  Officer (give title below)      [ ]  Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)
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7. Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form Filed by One Reporting Person
     [X]  Form Filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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1. Title      2. Amount of      3. Ownership Form:    4. Nature
   of            Securities        Direct (D) or      of Indirect
   Securitity    Beneficially      Indirect (I)       Beneficial
   (Instr. 4)    Owned             (Instr. 5)        Ownership
                 (Instr. 4)                           (Instr. 5)
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 Common Stock    645,000               D
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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                          3. Title and                5.Owner-
                           Amount of                    ship
            2. Date        Securities                   Form of
1.Title of   Exercisable    Underyling                 Derivative
Deriva-    and Expiration   Derivate                   Security:
tiv         Date  (Month/   Security       4. Conver-  Direct
Security     Day/Year)      (Instr.4)       sion or   (D) or In-  6. Nature
(Instr.4) ---------------  --------------   Exercise   direct    of Indirect
          Date     Expira-       Amount or  Price of   (I)       Beneficial
          Exer-    tion          Number of  Derivative (Inst.5)  Ownership
          cisable  Date    Title   Shares   Security              (Instr.5)
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Reminder: report on a separate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses:


 /s/ Edward J. Okay                        November 8, 2002
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      **Signature of Reporting Person           Date

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Joint Filer

Name:           Dorothy P. Okay
Address: 	7150 Elkhorn Drive
		West Palm Beach, Florida  33411

Designated Filer:  Edward J. Okay

Issuer & Tickler Symbol:  Reptron Electronics, Inc. (REPT)
Date of Event Requiring Statement:  10/22/2002

Signature:
			    /s/ Dorothy P. Okay
                             ________________________
                             Dorothy P. Okay